Exhibit 21

Arrow Financial Corporation
250 Glen Street
Glens Falls, NY 12801
Subsidiaries
December 31, 2022

Subsidiary	Percent of Common Stock Owned
Subsidiaries of Arrow Financial Corporation:
Glens Falls National Bank and Trust Company A Nationally Chartered Commercial Bank Headquarters: Glens Falls, NY	100
Saratoga National Bank and Trust Company A Nationally Chartered Commercial Bank Headquarters: Saratoga Springs, NY	100
Arrow Capital Statutory Trust II A Non-deposit Trust Company Headquarters: Glens Falls, NY	100
Arrow Capital Statutory Trust III A Non-deposit Trust Company Headquarters: Glens Falls, NY	100
Subsidiaries of Glens Falls National Bank and Trust Company:
Arrow Properties, Inc. A Real Estate Investment Trust (Glens Falls National Bank also holds approximately 82% of non-voting preferred stock) Headquarters: Glens Falls, NY	100
North Country Investment Advisers, Inc. A New York Corporation Headquarters: Glens Falls, NY	100
NC Financial Services, Inc. A New York Corporation Headquarters: Glens Falls, NY	90
Glens Falls National Community Development Corporation A New York Corporation Headquarters: Glens Falls, NY	100
Upstate Agency, LLC A New York Corporation Headquarters: South Glens Falls, NY	100
Subsidiaries of Saratoga National Bank and Trust Company:
NC Financial Services, Inc. A New York Corporation Headquarters: Glens Falls, NY	10